Exhibit 99.1

HighPeak Energy, Inc. Announces First Quarter 2025 Financial and Operating Results

Fort Worth, Texas, May 12, 2025 (GLOBE NEWSWIRE) - HighPeak Energy, Inc. (“HighPeak” or the “Company”) (NASDAQ: HPK) today announced financial and operating results for the quarter ended March 31, 2025, provided an updated 2025 development outlook and increased production guidance.

First Quarter 2025 Highlights

●	Sales volumes averaged approximately 53.1 thousand barrels of crude oil equivalent per day (“MBoe/d”), representing a 6% increase from the fourth quarter 2024.
●

Net income was $36.3 million, or $0.26 per diluted share and EBITDAX (a non-GAAP financial measure defined and reconciled below) was $197.3 million, or $1.40 per diluted share. First quarter 2025 adjusted net income (a non-GAAP financial measure defined and reconciled below) was $42.7 million, or $0.31 per diluted share.

●	Lease operating expenses averaged $6.61 per Boe, excluding workover expenses, representing a 3% decrease compared to the fourth quarter 2024.
●	Generated free cash flow (a non-GAAP financial measure defined and reconciled below) of $10.7 million, reduced long-term debt by $30 million and paid $0.04 per share in dividends.
●	Realized increased drilling and completion efficiency gains, which translated to drilling and completing four additional wells during the first quarter.

Recent Events

●	Narrowed 2025 production guidance range and increased the midpoint.
●	On May 12, 2025, the Company’s Board of Directors declared a quarterly dividend of $0.04 per common share outstanding payable in June 2025.

Statement from Jack Hightower, Chairman and CEO:

In March, we discussed our four pillars of success for 2025 which include: 1) improving corporate efficiency, 2) maintaining capital discipline, 3) optimizing our capital structure, and 4) delivering shareholder value. I would like to take this opportunity to update our shareholders on where we stand and the progress we have made to date.

Improving Corporate Efficiency

HighPeak delivered another strong quarter of results, beating production guidance and consensus estimates, while also realizing higher levels of operating efficiencies in our development program. We drilled over 25% faster than our previous expectations, which translated to drilling and completing four additional wells during the first quarter. We are running smoother and more efficiently than ever before, while continuing to keep development costs in line with internal expectations.

Maintaining Capital Discipline

Due to the global economic uncertainty and its impact on oil prices, we have moderated our development program by laying down one rig for four months, May through August. Despite the pause, we remain on track to drill and complete the same number of wells in our 2025 guidance because of the gains made through operational efficiencies.

As detailed on our March conference call, the majority of our 2025 infrastructure capex was first-quarter weighted. Factoring in drilling and completing four additional wells, we accomplished an outsized portion of our planned annual development activity during the first quarter. Going forward, we expect our quarterly capital expenditures to be materially lower and the total for the year to fall within our 2025 guided capex range. Although our operations are running much more efficiently, this is not the proper time to accelerate development activity from our original plan. Additionally, we have complete flexibility from a land and operations perspective to reduce the budget and leave a rig down for longer than the current plan if conditions warrant.

Optimizing our Capital Structure

We remain committed to optimizing our capital structure and remain poised to execute our plan once the market has stabilized. We are in a healthy financial position with no near-term debt maturities and are taking proactive steps to keep our balance sheet strong as we navigate this turbulent market.

Shareholder Value

Given the current global macro-economic backdrop, this is a time to remain nimble and prudent, which our high-quality asset base allows. As large owners of the Company, management is fully aligned with shareholders and has a long-term outlook on value creation. While markets may be volatile, it is important to remember the fundamental value of our asset base is still strong.

First Quarter 2025 Operational Update

HighPeak’s sales volumes during the first quarter of 2025 averaged 53.1 MBoe/d, a six percent increase over the fourth quarter 2024. First quarter sales volumes consisted of approximately 72% crude oil and 86% liquids.

The Company averaged two drilling rigs and one frac crew during the first quarter, drilled 16 gross (16.0 net) horizontal wells and turned-in-line 13 gross (12.9 net) producing wells. On March 31, 2025, the Company had 28 gross (28.0 net) horizontal wells in various stages of drilling and completion.

The Company updated its 2025 production guidance range to 48,000 – 50,500 Boe/d.

HighPeak President, Michael Hollis, commented, “Our strong first quarter production is allowing us to narrow our guided range and increase the midpoint. This speaks to our strong well performance and the high quality of our long lived oily inventory. As seen in the last few commodity price cycles, HighPeak is realizing deflationary cost pressures on both the capex and opex fronts. With our increased operational efficiency, we are doing more with less and at a lower overall cost.”

First Quarter 2025 Financial Results

HighPeak reported net income of $36.3 million for the first quarter of 2025, or $0.26 per diluted share, and EBITDAX of $197.3 million, or $1.40 per diluted share. HighPeak reported adjusted net income of $42.7 million for the first quarter of 2025, or $0.31 per diluted share.

First quarter average realized prices were $71.64 per Bbl of crude oil, $24.21 per Bbl of NGL and $2.34 per Mcf of natural gas, resulting in an overall realized price of $53.84 per Boe, or 75% of the weighted average of NYMEX crude oil prices, excluding the effects of derivatives. HighPeak’s cash costs for the first quarter were $11.94 per Boe, including lease operating expenses of $6.61 per Boe, workover expenses of $0.83 per Boe, production and ad valorem taxes of $3.17 per Boe and G&A expenses of $1.33 per Boe. As a result, the Company’s unhedged EBITDAX per Boe was $41.90 per Boe, or 78% of the overall realized price per Boe for the quarter, excluding the effects of derivatives.

HighPeak’s first quarter 2025 capital expenditures to drill, complete, equip, provide facilities and for infrastructure were $179.8 million.

Hedging

Crude oil. As of March 31, 2025, HighPeak had the following outstanding crude oil derivative instruments and the weighted average crude oil prices and premiums payable per Bbl:

					Swaps	Collars, Enhanced Collars & Deferred Premium Puts
Settlement Month	Settlement Year	Type of Contract	Bbls Per Day	Index	Price per Bbl	Floor or Strike Price per Bbl	Ceiling Price per Bbl	Deferred Premium Payable per Bbl
Crude Oil:
Apr - Jun	2025	Swap	5,500	WTI Cushing	$76.37	$—	$—	$—
Apr - Jun	2025	Collar	7,989	WTI Cushing	$—	$64.38	$88.55	$2.00
Apr - Jun	2025	Put	9,000	WTI Cushing	$—	$65.78	$—	$5.00
Jul - Sep	2025	Swap	3,000	WTI Cushing	$75.85	$—	$—	$—
Jul - Sep	2025	Collar	7,000	WTI Cushing	$—	$65.00	$90.08	$2.28
Jul - Sep	2025	Put	9,000	WTI Cushing	$—	$65.78	$—	$5.00
Oct - Dec	2025	Collar	5,000	WTI Cushing	$—	$60.00	$72.80	$—
Jan - Mar	2026	Collar	5,000	WTI Cushing	$—	$60.00	$72.80	$—

The Company’s crude oil derivative contracts detailed above are based on reported settlement prices on the New York Mercantile Exchange for West Texas Intermediate pricing.

Natural gas. As of March 31, 2025, the Company had the following outstanding natural gas derivative instruments and the weighted average natural gas prices payable per MMBtu.

Settlement Month	Settlement Year	Type of Contract	MMBtu Per Day	Index	Price per MMBtu
Natural Gas:
Apr – Jun	2025	Swap	30,000	HH	$4.43
Jul – Sep	2025	Swap	30,000	HH	$4.43
Oct – Dec	2025	Swap	30,000	HH	$4.43
Jan – Mar	2026	Swap	19,667	HH	$4.43

HighPeak added the following natural gas swaps in April 2025.

Settlement Month	Settlement Year	Type of Contract	MMBtu Per Day	Index	Price per MMBtu
Natural Gas:
Jan - Mar	2026	Swap	10,333	HH	$4.30
Apr – Jun	2026	Swap	30,000	HH	$4.30
Jul – Sep	2026	Swap	30,000	HH	$4.30
Oct – Dec	2026	Swap	30,000	HH	$4.30
Jan – Mar	2027	Swap	19,667	HH	$4.30

Dividends

During the first quarter of 2025, HighPeak’s Board of Directors approved a quarterly dividend of $0.04 per share, or $5.0 million in dividends paid to stockholders during the quarter. In addition, in May 2025, the Company’s Board of Directors declared a quarterly dividend of $0.04 per share, or approximately $5.0 million in dividends, to be paid on June 25, 2025, to stockholders of record on June 2, 2025.

Conference Call

HighPeak will host a conference call and webcast on Tuesday, May 13, 2025, at 10:00 a.m. Central Time for investors and analysts to discuss its results for the first quarter of 2025. Conference call participants may register for the call here. Access to the live audio-only webcast and replay of the earnings release conference call may be found here. A live broadcast of the earnings conference call will also be available on the HighPeak Energy website at www.highpeakenergy.com under the “Investors” section of the website. A replay will also be available on the website following the call.

When available, a copy of the Company’s earnings release, investor presentation and Quarterly Report on Form 10-Q may be found on its website at www.highpeakenergy.com.

About HighPeak Energy, Inc.

HighPeak Energy, Inc. is a publicly traded independent crude oil and natural gas company, headquartered in Fort Worth, Texas, focused on the acquisition, development, exploration and exploitation of unconventional crude oil and natural gas reserves in the Midland Basin in West Texas. For more information, please visit our website at www.highpeakenergy.com.

Cautionary Note Regarding Forward-Looking Statements

The information in this press release contains forward-looking statements that involve risks and uncertainties. When used in this document, the words “believes,” “plans,” “expects,” “anticipates,” “forecasts,” “intends,” “continue,” “may,” “will,” “could,” “should,” “future,” “potential,” “estimate” or the negative of such terms and similar expressions as they relate to HighPeak Energy, Inc. (“HighPeak Energy” or the “Company”) are intended to identify forward-looking statements, which are generally not historical in nature. The forward-looking statements are based on the Company's current expectations, assumptions, estimates and projections about the Company and the industry in which the Company operates. Although the Company believes that the expectations and assumptions reflected in the forward-looking statements are reasonable as and when made, they involve risks and uncertainties that are difficult to predict and, in many cases, beyond the Company's control. For example, the Company’s review of strategic alternatives may not result in a sale of the Company, a recommendation that a transaction occur or result in a completed transaction, and any transaction that occurs may not increase shareholder value, in each case as a result of such risks and uncertainties.

These risks and uncertainties include, among other things, the results of the strategic review being undertaken by the Company’s Board and the interest of prospective counterparties, the Company’s ability to realize the results contemplated by its 2025 guidance, volatility of commodity prices, political instability or armed conflicts in crude or natural gas producing regions such as the ongoing war between Russia and Ukraine or Israel and Hamas, product supply and demand, the impact of a widespread outbreak of an illness, such as the coronavirus disease pandemic, on global and U.S. economic activity, competition, OPEC+ policy decisions, potential new trade policies, such as tariffs, could adversely affect the Company’s operations, business and profitability, inflationary pressures on costs of oilfield goods, services and personnel, the ability to obtain environmental and other permits and the timing thereof, other government regulation or action, the ability to obtain approvals from third parties and negotiate agreements with third parties on mutually acceptable terms, litigation, the costs and results of drilling and operations, availability of equipment, services, resources and personnel required to perform the Company's drilling and operating activities, access to and availability of transportation, processing, fractionation, refining and storage facilities, HighPeak Energy's ability to replace reserves, implement its business plans or complete its development activities as scheduled, access to and cost of capital, the financial strength of counterparties to any credit facility and derivative contracts entered into by HighPeak Energy, if any, and purchasers of HighPeak Energy's oil, natural gas liquids and natural gas production, uncertainties about estimates of reserves, identification of drilling locations and the ability to add proved reserves in the future, the assumptions underlying forecasts, including forecasts of production, expenses, cash flow from sales of oil and gas and tax rates, quality of technical data, environmental and weather risks, including the possible impacts of climate change, cybersecurity risks and acts of war or terrorism. These and other risks are described in the Company's Annual Report on Form 10-K, Quarterly Reports on Form 10-Q, and Current Reports on Form 8-K and other filings with the SEC. The Company undertakes no duty to publicly update these statements except as required by law.

Reserve engineering is a process of estimating underground accumulations of hydrocarbons that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reserve engineers. Reserves estimates included herein may not be indicative of the level of reserves or PV-10 value of oil and natural gas production in the future. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions could impact HighPeak’s strategy and change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered.

Use of Projections

The financial, operational, industry and market projections, estimates and targets in this press release and in the Company’s guidance (including production, operating expenses and capital expenditures in future periods) are based on assumptions that are inherently subject to significant uncertainties and contingencies, many of which are beyond the Company’s control. The assumptions and estimates underlying the projected, expected or target results are inherently uncertain and are subject to a wide variety of significant business, economic, regulatory and competitive risks and uncertainties that could cause actual results to differ materially from those contained in the financial, operational, industry and market projections, estimates and targets, including assumptions, risks and uncertainties described in “Cautionary Note Regarding Forward-Looking Statements” above. These projections are speculative by their nature and, accordingly, are subject to significant risk of not being actually realized by the Company. Projected results of the Company for 2025 are particularly speculative and subject to change. Actual results may vary materially from the current projections, including for reasons beyond the Company’s control. The projections are based on current expectations and available information as of the date of this release. The Company undertakes no duty to publicly update these projections except as required by law.

Drilling Locations

The Company has estimated its drilling locations based on well spacing assumptions and upon the evaluation of its drilling results and those of other operators in its area, combined with its interpretation of available geologic and engineering data. The drilling locations actually drilled on the Company’s properties will depend on the availability of capital, regulatory approvals, commodity prices, costs, actual drilling results and other factors. Any drilling activities conducted on these identified locations may not be successful and may not result in additional proved reserves. Further, to the extent the drilling locations are associated with acreage that expires, the Company would lose its right to develop the related locations.

HighPeak Energy, Inc.

Unaudited Condensed Consolidated Balance Sheet Data

(In thousands)

	March 31, 2025	December 31, 2024
Current assets:
Cash and cash equivalents	$51,619	$86,649
Accounts receivable	78,356	85,242
Inventory	8,706	10,952
Prepaid expenses	8,301	4,587
Derivative instruments	5,620	7,582
Total current assets	152,602	195,012
Crude oil and natural gas properties, using the successful efforts method of accounting:
Proved properties	4,140,881	3,959,545
Unproved properties	71,359	70,868
Accumulated depletion, depreciation and amortization	(1,293,949)	(1,184,684)
Total crude oil and natural gas properties, net	2,918,291	2,845,729
Other property and equipment, net	3,141	3,201
Other noncurrent assets	19,047	19,346
Total assets	$3,093,081	$3,063,288

Current liabilities:
Current portion of long-term debt, net	$120,000	$120,000
Accounts payable – trade	66,473	74,011
Accrued capital expenditures	53,240	35,170
Revenues and royalties payable	27,993	26,838
Other accrued liabilities	22,065	22,196
Derivative instruments	8,275	5,380
Operating leases	821	719
Advances from joint interest owners	—	316
Total current liabilities	298,867	284,630
Noncurrent liabilities:
Long-term debt, net	902,844	928,384
Deferred income taxes	242,337	232,398
Asset retirement obligations	15,058	14,750
Operating leases	581	670
Commitments and contingencies

Stockholders’ equity
Common stock	13	13
Additional paid-in capital	1,166,786	1,166,609
Retained earnings	466,595	435,834
Total stockholders’ equity	1,633,394	1,602,456
Total liabilities and stockholders’ equity	$3,093,081	$3,063,288

HighPeak Energy, Inc.

Unaudited Condensed Consolidated Statements of Operations

(in thousands)

	Quarter Ended March 31,
	2025	2024
Operating revenues:
Crude oil sales	$246,424	$282,369
NGL and natural gas sales	11,024	5,395
Total operating revenues	257,448	287,764
Operating costs and expenses:
Crude oil and natural gas production	35,562	30,271
Production and ad valorem taxes	15,152	14,402
Exploration and abandonments	264	498
Depletion, depreciation and amortization	109,325	130,850
Accretion of discount	244	239
General and administrative	6,345	4,685
Stock-based compensation	177	3,798
Total operating costs and expenses	167,069	184,743
Other expense	—	1
Income from operations	90,379	103,020
Interest income	810	2,392
Interest expense	(36,988)	(43,634)
Loss on derivative instruments, net	(7,927)	(53,043)
Income before income taxes	46,274	8,735
Provision for income taxes	9,939	2,297
Net income	$36,335	$6,438

Earnings per share:
Basic net income	$0.26	$0.05
Diluted net income	$0.26	$0.05

Weighted average shares outstanding:
Basic	123,913	125,696
Diluted	127,213	129,641

Dividends declared per share	$0.04	$0.04

HighPeak Energy, Inc.

Unaudited Condensed Consolidated Statements of Cash Flows

(in thousands)

	Quarter Ended March 31,
	2025	2024
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$36,335	$6,438
Adjustments to reconcile net income to net cash provided by operations:
Provision for deferred income taxes	9,939	1,688
Loss on derivative instruments	7,927	53,043
Cash paid on settlement of derivative instruments	(3,071)	(5,148)
Amortization of debt issuance costs	2,034	2,053
Amortization of discounts on long-term debt	2,426	2,453
Stock-based compensation expense	177	3,798
Accretion expense	244	239
Depletion, depreciation and amortization	109,325	130,850
Exploration and abandonment expense	4	274
Changes in operating assets and liabilities:
Accounts receivable	6,886	(14,414)
Prepaid expenses, inventory and other assets	(1,314)	(4,722)
Accounts payable, accrued liabilities and other current liabilities	(13,860)	(5,113)
Net cash provided by operating activities	157,052	171,439
CASH FLOWS FROM INVESTING ACTIVITIES:
Additions to crude oil and natural gas properties	(179,819)	(147,698)
Changes in working capital associated with crude oil and natural gas property additions	25,172	1,705
Acquisitions of crude oil and natural gas properties	(2,517)	(2,171)
Proceeds from sales of properties	570	—
Other property additions	—	(59)
Net cash used in investing activities	(156,594)	(148,223)
CASH FLOWS FROM FINANCING ACTIVITIES:
Repayments under Term Loan Credit Agreement	(120,000)	(30,000)
Dividends paid	(4,957)	(5,050)
Dividend equivalents paid	(531)	(530)
Repurchased shares under buyback program	—	(8,764)
Debt issuance costs	—	(7)
Net cash used in financing activities	(35,488)	(44,351)
Net decrease in cash and cash equivalents	(35,030)	(21,135)
Cash and cash equivalents, beginning of period	86,649	194,515
Cash and cash equivalents, end of period	$51,619	$173,380

HighPeak Energy, Inc.

Unaudited Summary Operating Highlights

	Quarter Ended March 31,
	2025	2024
Average Daily Sales Volumes:
Crude oil (Bbls)	38,222	39,959
NGLs (Bbls)	7,724	5,147
Natural gas (Mcf)	43,096	27,733
Total (Boe)	53,128	49,729

Average Realized Prices (excluding effects of derivatives):
Crude oil per Bbl	$71.64	$77.65
NGL per Bbl	$24.21	$24.94
Natural gas per Mcf	$2.34	$1.33
Total per Boe	$53.84	$63.59

Margin Data ($ per Boe):
Average price, excluding effects of derivatives	$53.84	$63.59
Lease operating expenses	(6.61)	(6.30)
Expense workovers	(0.83)	(0.39)
Production and ad valorem taxes	(3.17)	(3.18)
General and administrative expenses	(1.33)	(1.04)
	$41.90	$52.68

HighPeak Energy, Inc.

Unaudited Earnings Per Share Details

	Quarter Ended March 31,
	2025	2024
Net income as reported	$36,335	$6,438
Participating basic earnings	(3,542)	(605)
Basic earnings attributable to common shareholders	32,793	5,833
Reallocation of participating earnings	47	1
Diluted net income attributable to common shareholders	$32,840	$5,834

Basic weighted average shares outstanding	123,913	125,696
Dilutive warrants and unvested stock options	1,146	1,786
Dilutive unvested restricted stock	2,154	2,159
Diluted weighted average shares outstanding	127,213	129,641

Net income per share attributable to common shareholders:
Basic	$0.26	$0.05
Diluted	$0.26	$0.05

HighPeak Energy, Inc.

Unaudited Reconciliation of Net Income to EBITDAX, Discretionary Cash Flow and Net Cash Provided by Operations

(in thousands)

	Quarter Ended March 31,
	2025	2024
Net income	$36,335	$6,438
Interest expense	36,988	43,634
Interest income	(810)	(2,392)
Income tax expense	9,939	2,297
Depletion, depreciation and amortization	109,325	130,850
Accretion of discount	244	239
Exploration and abandonment expense	264	498
Stock based compensation	177	3,798
Derivative related noncash activity	4,856	47,895
Other expense	—	1
EBITDAX	197,318	233,258
Cash interest expense	(32,528)	(39,128)
Other (a)	550	1,558
Discretionary cash flow	165,340	195,688
Changes in operating assets and liabilities	(8,288)	(24,249)
Net cash provided by operating activities	$157,052	$171,439

(a)         Includes interest income net of current tax expense, other expense and operating portion of exploration and abandonment expenses.

HighPeak Energy, Inc.

Unaudited Reconciliation of Net Cash Provided by Operations and Free Cash Flow

(in thousands)

	Quarter Ended March 31,
	2025	2024
Net cash provided by operating activities	$157,052	$171,439
Add back: net change in operating assets and liabilities	8,288	24,249
Operating cash flow before working capital changes	165,340	195,688
Additions to crude oil and natural gas properties	(179,819)	(147,698)
Changes in working capital associated with crude oil and natural gas property additions	25,172	1,705
Free cash flow	$10,693	$49,695

HighPeak Energy, Inc.

Unaudited Reconciliation of Net Income to Adjusted Net Income

(in thousands, except per share data)

	Quarter Ended March 31, 2025
	Amounts	Amounts per Diluted Share
Net income	$36,335	$0.26
Derivative loss, net	7,927	0.06
Stock-based compensation	177	0.00
Income tax adjustment for above items *	(1,741)	(0.01)
Adjusted net income	$42,698	$0.31

* Assuming 21% statutory tax rate

Investor Contact:

Ryan Hightower

Vice President, Business Development

817.850.9204

rhightower@highpeakenergy.com

Source: HighPeak Energy, Inc.